UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 22, 2011

ROYAL GOLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13357	84-0835164
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1660 Wynkoop Street, Suite 1000, Denver, CO	80202-1132
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-573-1660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On December 22, 2011, Royal Gold, Inc. (“Royal Gold” or the “Company”), through one of its wholly-owned subsidiaries, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with Chieftain Metals Inc. (“Chieftain”) whereby Royal Gold, among other things, agreed to purchase specified percentages of the payable gold and the payable silver produced from the Tulsequah Chief project in British Columbia from Chieftain (the “Transaction”) in exchange for aggregate payment advances to Chieftain of $60 million, $10 million of which will be paid shortly after signing.  Chieftain will use these payment advances to fund a portion of the development costs of the Tulsequah Chief project.

Following the initial $10 million payment advance, upon satisfaction of certain conditions set forth in the Purchase and Sale Agreement, Royal Gold will make additional payments (each, an “Additional Payment”) to Chieftain in an amount not to exceed $50 million in the aggregate.  Upon commencement of production at the Tulsequah Chief project, Royal Gold will purchase (i) 12.50% of the payable gold with a cash payment equal to the lesser of $450 or the prevailing market price for each payable ounce of gold until 48,000 ounces have been delivered to Royal Gold and 7.50% of the payable gold with a cash payment equal to the lesser of $500 or the prevailing market price for each additional ounce of payable gold thereafter and (ii) 22.50% of the payable silver with a cash payment equal to the lesser of $5.00 or the prevailing market price for each payable ounce of silver until 2,775,000 ounces have been delivered to Royal Gold and 9.75% of the payable silver with a cash payment equal to the lesser of $7.50 or the prevailing market price for each additional ounce of payable silver thereafter.

Under the circumstances described in the Purchase and Sale Agreement, Royal Gold has the right to suspend its obligations to make all Additional Payments.  Upon such a suspension, the streaming percentages for payable gold and payable silver described above will each be reduced to 6.50% for all payable gold and payable silver from the Tulsequah Chief project, although the per ounce cash payment prices will remain the same.

The Purchase and Sale Agreement contains representations and warranties that each party made to each other as of the closing of the Transaction, as well as representations and warranties that Chieftain will make as of or immediately prior to each date that Royal Gold makes an Additional Payment.  The assertions embodied in those representations and warranties were made or will be made solely for purposes of the Purchase and Sale Agreement, which governs the contractual rights and relationships, and allocates risks among the parties thereto in relation to the Transaction, and may be subject to important qualifications and limitations agreed to by the Company and Chieftain in connection with negotiating their respective terms.  Moreover, the representations and warranties may be subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders.  For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

The foregoing description of the terms of the Purchase and Sale Agreement is qualified in its entirety by the Purchase and Sale Agreement, which is filed herewith as Exhibit 10.1 and incorporated into this Item 1.01 by reference.

Item 8.01               Other Events

On December 22, 2011, Royal Gold issued a press release announcing the execution of the Purchase and Sale Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 by reference.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits

10.1	Purchase and Sale Agreement by and between RGLD Gold AG and Chieftain Metals Inc. dated as of December 22, 2011.*

99.1	Press Release dated December 22, 2011.

*

Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text). This exhibit has been filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Gold, Inc.
(Registrant)

Dated: December 28, 2011	By:	/s/ Karen Gross
	Name:	Karen Gross
	Title:	Vice President and Corporate Secretary

Exhibit Index

Exhibit No.

10.1	Purchase and Sale Agreement by and between RGLD Gold AG and Chieftain Metals Inc. dated as of December 22, 2011.*

99.1	Press Release dated December 22, 2011.

*                                         Certain portions of this exhibit have been omitted by redacting a portion of the text (indicated by asterisks in the text). This exhibit has been filed separately with the U.S. Securities and Exchange Commission pursuant to a request for confidential treatment.